Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ATA Creativity Global:

We consent to the use of our report incorporated by reference herein and to the reference of our firm under the heading “Experts” in the prospectus.

Our report refers to a change in the method of accounting for leases in 2019.

/s/ KPMG Huazhen LLP

Beijing, China

April 13, 2021